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                                                                  EXHIBIT 4.b.1




                             ROCKWELL COLLINS, INC.

                             2001 STOCK OPTION PLAN



1.  PURPOSE

      In connection with the Collins Distribution, certain stock options granted pursuant to Rockwell's Option Plans will be adjusted so that following the Collins Distribution those options will entitle the respective grantees to purchase Collins Shares in addition to or instead of Rockwell Shares, and Collins will assume Rockwell's obligations with respect to those adjusted stock options for Collins Shares. The purpose of the 2001 Stock Option Plan is to provide a means for Collins to perform its obligations with respect to those adjusted stock options for Collins Shares and to foster creation of and enhance Collins shareowner value by linking the compensation of officers and other key employees of Collins, whose stock options granted pursuant to Rockwell's Option Plans generally will be converted into stock options for Collins Shares, to increases in the price of Collins stock, thus providing means by which persons of outstanding abilities can be motivated and retained.


2.  DEFINITIONS

      For the purpose of the Plan, the following terms shall have the meanings set forth below:

      a. Boeing. The Boeing Company, a Delaware corporation.

      b. Boeing North American. Boeing North American, Inc. (formerly Rockwell International Corporation), a Delaware corporation incorporated in 1928 that was the surviving corporation in a merger with Boeing NA, Inc., a wholly-owned subsidiary of Boeing.

      c. Board of Directors. The Board of Directors of Collins.

      d. Change of Control. Any of the following:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of Collins (the Outstanding Collins Common
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      Stock) or (B) the combined voting power of the then outstanding voting securities of Collins entitled to vote generally in the election of directors (the Outstanding Collins Voting Securities); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from Collins, (x) any acquisition by Collins, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Collins, Rockwell or any corporation controlled by Collins or Rockwell or
      (z) any acquisition pursuant to a transaction which complies with clauses
      (A), (B) and (C) of subsection (iii) of this Section 2(d); or

            (ii) Individuals who, as of the Collins Distribution Date, constitute the Board of Directors (the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by Collins' shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

            (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Collins or the acquisition of assets of another entity (a Corporate Transaction), in each case, unless, following such Corporate Transaction,
      (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Collins Common Stock and Outstanding Collins Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or


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      through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Collins Common Stock and Outstanding Collins Voting
      Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation, of Rockwell or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or

            (iv) Approval by Collins' shareowners of a complete liquidation or dissolution of Collins.

      e. Committee. The Compensation and Management Development Committee designated by the Board of Directors from among its members excluding any members thereof who hold Collins Options governed by the Plan.

      f. Collins. Rockwell Collins, Inc., a Delaware corporation, and any successor thereto.

      g. Collins Distribution. The pro rata distribution of all outstanding Collins Shares to Rockwell's shareowners.

      h. Collins Distribution Date. The date on which Rockwell completes the Collins Distribution.

      i. Collins Option. An option to purchase Collins Shares derived from adjustment of a Rockwell Option in connection with the Collins Distribution.

      j. Collins Shares. Shares of Common Stock, par value $.01 per share, of Collins, or any security of Collins issued in substitution or exchange therefor or in lieu thereof.

      k. Corporation. Rockwell and those of its subsidiary corporations or affiliates designated by the Committee to participate in any of Rockwell's


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Option Plans and after consummation of the Collins Distribution, Collins and its direct or indirect subsidiary corporations.

      l. Employees. Officers and other key employees of the Corporation, but not directors who are not also employees of the Corporation.

      m. Exchange Act. The Securities Exchange Act of 1934, as amended, and any successor statute.

      n. Fair Market Value. The closing price of the Common Stock of Collins as reported on the New York Stock Exchange - Composite Transactions on the date of a determination (or on the next preceding day such stock was traded if it was not traded on the date of a determination).

      o. Merger Closing Date. The Closing Date as defined in the Agreement and Plan of Merger dated as of July 31, 1996 among Rockwell International Corporation, a Delaware corporation incorporated in 1928, Boeing and Boeing NA, Inc.

      p. Meritor. Meritor Automotive, Inc., a Delaware corporation, and, effective July 7, 2000, ArvinMeritor, Inc., an Indiana corporation.

      q. Meritor Distribution Date. The Distribution Date as defined in the Distribution Agreement between Rockwell and Meritor relating, among other things, to the distribution of shares of Meritor Common Stock to Rockwell's shareowners.

      r. Non-Employee Director. A present or former Non-Employee Director of Rockwell.

      s. Participant. (i) Any Employee (a Continuing USA Participant) as of the close of business on May 31, 1996 who then held one or more outstanding Rockwell Options and who on or before the close of business on the Merger Closing Date became an employee of United Space Alliance, LLC (USA) immediately upon termination of employment (by retirement or otherwise) by Rockwell or a subsidiary corporation of Rockwell, but only for purposes of determining such an Employee's rights with respect to his or her outstanding Collins Options and only so long as such Employee shall remain an employee of USA and Boeing or any of its subsidiaries shall continue to own at least 50% of the total ownership interests in USA; (ii) any Employee (a Continuing Boeing Participant) as of the opening of business on the Merger Closing Date who then held one or more outstanding Rockwell Options and who as of the close of business on that date remained or became an employee of Boeing North American, Boeing or any of their respective subsidiaries, but only for purposes of


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determining such an Employee's rights with respect to his or her outstanding
Collins Options and only so long as such Employee shall remain an employee of Boeing or any of its subsidiaries; (iii) any Employee (a Continuing Meritor Participant) as of the opening of business on the Meritor Distribution Date who then held one or more outstanding Rockwell Options and who as of the close of business on that date remained or became an employee of Meritor or any of its subsidiaries, but only for purposes of determining such an Employee's rights with respect to his or her outstanding Collins Options and only so long as such an Employee shall remain an employee of Meritor or any of its subsidiaries; (iv) any Employee (a Continuing Collins Participant) as of the opening of business on the Collins Distribution Date who then held one or more outstanding Rockwell Options and who as of the close of business on that date remains or becomes an employee of Collins or any of its subsidiaries, but only for purposes of determining such an Employee's rights with respect to his or her outstanding Collins Options and only so long as such an Employee shall remain an employee of Collins or any of its subsidiaries; and (v) any other person (a Continuing Rockwell Participant) who on the Collins Distribution Date held one or more outstanding Rockwell Options, but only for purposes of determining the rights of such a person with respect to his or her outstanding Collins Options and only so long as such person (or his or her legatees, heirs or permitted assigns) shall remain entitled to exercise the Rockwell Options from which his or her Collins Options are derived.

      t. Plan. This 2001 Stock Option Plan.

      u. Rockwell. Rockwell International Corporation, a Delaware corporation, and any successor thereto.

      v. Rockwell Option. An option to purchase Rockwell Shares granted pursuant to any of Rockwell's Option Plans.

      w. Rockwell's Option Plans. As the context requires, any or all of Rockwell's 1988 Long-Term Incentives Plan, as amended, Rockwell's 1995 Long-Term Incentives Plan, as amended, Rockwell's 2000 Long-Term Incentives Plan, as amended, and Rockwell's Directors Stock Plan, as amended.

      x. Rockwell Shares. Shares of Common Stock, par value $1 per share, of Rockwell, or any security of Rockwell issued in substitution or exchange therefor or in lieu thereof.


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3. PLAN ADMINISTRATION

      a. The Committee shall exercise all responsibilities, powers and authority relating to the administration of the Plan not reserved to the Board of Directors.

      b. The Board of Directors reserves the right, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan.


4. COLLINS OPTIONS

      The outstanding Collins Options entitle the respective holders thereof to purchase such number of Collins Shares at such exercise price as shall be determined pursuant to resolutions to be adopted by Rockwell's Board of Directors before the Collins Distribution Date and otherwise have the same terms and conditions as the Rockwell Options from which they are derived; provided, however, that the purchase price of the Collins Shares with respect to which a Collins Option or portion thereof is exercised cannot be paid by delivery of Rockwell Shares but shall be payable in full in cash or in Collins Shares or in a combination of cash and Collins Shares. The value of any Collins Share delivered in payment of the purchase price shall be its Fair Market Value on the date the Collins Option is exercised.


5. EFFECT OF DEATH OR TERMINATION OF EMPLOYMENT

      a. If the employment by Rockwell or any of its subsidiaries of a Continuing Rockwell Participant, the service as a director of Rockwell of any Non-Employee Director, the employment by USA of a Continuing USA Participant, the employment by Boeing North American, Boeing or any of their respective subsidiaries of a Continuing Boeing Participant, the employment by Meritor or any of its subsidiaries of a Continuing Meritor Participant, the employment by Collins or any of its subsidiaries of a Continuing Collins Participant who (or whose permitted transferee) holds any outstanding Collins Options terminates by reason of the death of the Participant, the Collins Options not theretofore exercised may be exercised from and after the date of the death of the Participant for a period of three years (or until the expiration date specified in the Rockwell Option from which the Collins Option is derived, if earlier) even if any of them was not exercisable at the date of death.


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      b. If a Continuing USA Participant, a Continuing Boeing Participant, a
Continuing Meritor Participant or a Continuing Collins Participant who (or whose permitted transferee) holds outstanding Collins Options retires under a retirement plan of USA, Boeing North American, Boeing, Meritor, Collins or any of their respective subsidiaries, at any time after a portion of those Collins Options has become exercisable, the Collins Options not theretofore exercised may be exercised from and after the date upon which they are first exercisable under the terms thereof for a period of five years from the date of retirement (or until the expiration date specified in the Rockwell Option from which the Collins Option is derived, if earlier) even if any of them was not exercisable at the date of retirement, except that Collins Options derived from Rockwell Options granted prior to November 30, 1994 may be exercised for such period, not to exceed three years, from the date of retirement as specified in the Rockwell Option from which the Collins Option is derived (or until the expiration date specified in such Rockwell Option, if earlier) and only to the extent the grantee thereof (or a permitted transferee) was entitled to exercise the Collins Options at the time of such retirement.

      c. If a Continuing Rockwell Participant who (or whose permitted transferee) holds outstanding Collins Options retires or has retired under a retirement plan of Rockwell or any of its subsidiaries at any time after a portion of those Collins Options has become exercisable, the Collins Options not theretofore exercised may be exercised from and after the date upon which they are first exercisable under the terms thereof for a period of five years from the date of retirement (or until the expiration date specified in the Rockwell Option from which the Collins Option is derived, if earlier) even if any of them was not exercisable at the date of retirement, except that Collins Options derived from Rockwell Options granted prior to November 30, 1994 may be exercised for such period, not to exceed three years, from the date of retirement as specified in the Rockwell Option from which the Collins Option is derived (or until the expiration date specified in such Rockwell Option, if earlier) and only to the extent the Continuing Rockwell Participant (or permitted transferee) was entitled to exercise the Collins Options at the time of such retirement.

      d. If a Non-Employee Director who holds outstanding Collins Options retires as a director of Rockwell after attaining age 72 or completing ten years service as a director of Rockwell whether or not any portion of those Collins Options was exercisable at the date of retirement, the Collins Options not theretofore exercised may be exercised from and after the date upon which they are first exercisable under the terms thereof for a period of five years from the date of retirement (or until the expiration date specified in the Rockwell Option from which the Collins Option is derived, if earlier) even if any of them was not exercisable at the date of retirement.


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      e. If the employment by Rockwell or any of its subsidiaries of a
Continuing Rockwell Participant who was an Employee prior to the Collins Distribution Date, the employment by USA of a Continuing USA Participant, the employment by Boeing North American, Boeing or any of their respective subsidiaries of a Continuing Boeing Participant, the employment by Meritor or its subsidiaries of a Continuing Meritor Participant or the employment by Collins or its subsidiaries of a Continuing Collins Participant who (or whose permitted transferee) holds any outstanding Collins Options is terminated or has heretofore terminated for any reason other than death or retirement under a retirement plan of Rockwell, USA, Boeing North American, Boeing, Meritor, Collins or any of their respective subsidiaries, the Collins Options not theretofore exercised may be exercised only within 90 days after the termination of such employment (or until the expiration date specified in the Rockwell Option from which the Collins Option is derived, if earlier) and only to the extent the grantee thereof (or a permitted transferee) was entitled to exercise the Options at the time of termination of such employment, unless and except to the extent the Committee may otherwise determine; provided, however, that the Committee shall not in any event permit a longer period of exercise than would have been applicable had the provisions of paragraph b. or c. above been applicable.


6. SHARES AVAILABLE

      The total number of Collins Shares which may be delivered upon exercise of Collins Options shall not exceed the number (presently estimated to be 15 million) necessary to provide for exercise of all Collins Options outstanding on the Collins Distribution Date, as adjusted from time to time as herein provided. Collins Shares which may be delivered upon exercise of Collins Options may consist in whole or in part of unissued or reacquired Shares.


7. ADJUSTMENTS

      If there shall be any change in or affecting Collins Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Collins Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board of Directors may deem appropriate under the circumstances. Such amendments, adjustments and actions may include, without limitation, changes in the number of Collins Shares which may be issued or transferred pursuant to the Plan, the


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number of Collins Shares subject to outstanding Collins Options and the related price per share. Without limiting the generality of the foregoing, (i) if any such change in or affecting Collins Shares shall result in an increase in the number of outstanding Collins Shares, the number of Collins Shares remaining subject to the Plan and the number of Collins Shares then covered by outstanding Collins Options shall be proportionately increased and the price for each Collins Share then covered by an outstanding Collins Option shall be proportionately reduced, and (ii) if any such change in or affecting Collins Shares shall result in a decrease in the number of outstanding Collins Shares, the number of Collins Shares remaining subject to the Plan and the number of Collins Shares then covered by outstanding Collins Options shall be proportionately decreased and the price for each Collins Share then covered by an outstanding Collins Option shall be proportionately increased.

8. AMENDMENT AND TERMINATION

      The Committee shall have the power in its discretion to amend, suspend or terminate the Plan or Collins Options subject thereto at any time except that, subject to the provisions of Section 7, (a) without the consent of the person affected, no such action shall cancel or reduce an outstanding Collins Option other than as provided for or contemplated in the agreement evidencing the Rockwell Option from which the Collins Option is derived and (b) without the approval of the shareowners of Collins, the Committee may not (i) increase the number of Shares provided in Section 6 or (ii) reduce the exercise price of any Collins Option.


9. MISCELLANEOUS

      a. No employee of Collins shall have any right as a Participant to continue in the employ of Collins for any period of time or to a continuation of any particular rate of compensation, and Collins expressly reserves the right to discharge or change the assignment of any of its employees who are Participants at any time. There is no obligation for uniformity of treatment of Participants under the Plan.

      b. No Collins Option may be assigned, pledged or transferred except (i) by will or by the laws of descent and distribution; or (ii) by gift to any member of the Participant's immediate family or to a trust for the benefit of one or more members of the Participant's immediate family, if permitted in the applicable agreement governing the Rockwell Option from which that Collins Option is derived; or (iii) as otherwise determined by the Committee. Each Collins Option shall be exercisable during the lifetime of the Participant to whom the Rockwell Option from which it is derived was


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granted only by such Participant unless the Collins Option has been transferred in accordance with the provisions of the applicable agreement governing the Rockwell Option from which that Collins Option is derived, to a member of the Participant's immediate family or a trust for the benefit of one or more members of the Participant's immediate family, in which case it shall be exercisable only by such transferee (or by the legal representative of the estate or by the heirs or legatees of such transferee). For purposes of this provision, a Participant's "immediate family" shall mean the Participant's spouse and natural, adopted or step-children and grandchildren.

      c. No person shall have the rights or privileges of a shareowner with respect to Collins Shares subject to a Collins Option until exercise of such Collins Option.

      d. No fractional Collins Shares shall be issued or transferred pursuant to the Plan. If any Collins Option shall be exercisable for a fractional Collins Share, the person entitled thereto shall be paid an amount equal to the excess of the Fair Market Value as of the date of exercise over the exercise price for any fractional Collins Share deliverable in respect of exercise of that Collins Option.

      e. Notwithstanding any other provision of the Plan, if a Change of Control shall occur, then all Collins Options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not otherwise then exercisable.

      f. Collins shall have the right in connection with the delivery of any Collins Shares upon exercise of a Collins Option to require as a condition of such delivery that the recipient represent that such Collins Shares are being acquired for investment and not with a view to the distribution thereof.

      g. Collins shall have the right, in connection with any exercise of a Collins Option, to deduct from any amount otherwise payable by Collins, an amount equal to any taxes required by law to be withheld with respect to exercise of that Collins Option or to require the Employee or other person effecting such exercise, as a condition of and prior to delivery of Collins Shares upon such exercise, to pay to Collins an amount sufficient to provide for any such taxes so required to be withheld.

      h. Unless otherwise determined by the Committee or provided in an agreement between any Participant and his or her employer, for purposes of the Plan a Participant on authorized leave of absence will be considered as being in the employ of Rockwell, USA, Boeing North American, Boeing, Meritor, Collins or any of their respective subsidiaries, as the case may be.


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      i. Collins shall bear all expenses and costs in connection with the operation of the Plan, including costs related to the purchase, issue or transfer of Collins Shares, but excluding taxes imposed on any person receiving a payment or delivery of Shares under the Plan.


10. INTERPRETATIONS AND DETERMINATIONS

      The Committee shall have the power from time to time to interpret the Plan, to adopt, amend and rescind rules, regulations and procedures relating to the Plan, to make, amend and rescind determinations under the Plan and to take all other actions that the Committee shall deem necessary or appropriate for the implementation and administration of the Plan. All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties.


11. EFFECTIVE DATE

      Upon approval by the sole shareowner of Collins, the Plan shall become effective as of the Collins Distribution Date.


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